EXHIBIT 99



   [logo of Hershey Foods Corporation appears here]    Hershey Foods NEWS
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    Corporate Communications . Hershey Foods Corporation
                               100 Crystal A Drive
                               Hershey, PA 17033
                               E-mail: pr@hersheys.com
                               http://www.hersheys.com
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FOR IMMEDIATE RELEASE                CONTACT: John C. Long
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December 15, 1998                             (717) 534-7631


          HERSHEY FOODS ANNOUNCES AGREEMENT TO SELL U.S. PASTA BUSINESS

Hershey, Pa. - Hershey Foods Corporation and New World Pasta, LLC, today announced that they have signed a definitive agreement providing for the acquisition of Hershey's U.S. pasta business by New World. As a result of the transaction, Hershey will receive $450 million in cash and will retain a minority interest in the business. The principals of New World include C. Mickey Skinner, retired President, Hershey Pasta Group; Miller Milling Company; and Joseph Littlejohn & Levy Fund III.

The transaction is to include the AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, P&R, MRS. WEISS, RONZONI, SAN GIORGIO AND SKINNER pasta brands, along with six manufacturing plants. In 1997, combined sales for Hershey's pasta business were approximately $400 million.

"Hershey Foods has been involved in the pasta business since 1966. Over the years, this business has provided profitable growth and good cash flow for the corporation and today enjoys the leadership position in the U.S. branded dry pasta category. However, after a thorough review of our strategic direction, we have concluded that we can generate a better return for our shareholders by focusing our resources on our confectionery and related grocery and foodservice businesses," said Kenneth L. Wolfe, Chairman and Chief Executive Officer of Hershey Foods.

"I am extremely pleased by the opportunity to work again with the dedicated employees of the pasta business, and we are very optimistic about the future prospects of the business," said C. Mickey Skinner, Chairman and Chief Executive Officer, New World Pasta.

New World has indicated that it plans to locate the headquarters for the pasta business in the Central Pennsylvania area. As part of the transaction, Hershey and New World have agreed that all of the current pasta employees will be offered employment by New World. The transaction is subject to any necessary regulatory approvals and is expected to close by the end of January 1999.

Joseph Littlejohn & Levy is a leading investment firm specializing in corporate restructurings, often in partnership with well-regarded executives in specific industries. Its Fund III has been organized with capital of more than $1 billion. In addition to the food industry, JLL has made investments in a wide range of other industries, including automotive parts, health care, media and telecommunications, specialty chemicals, basic manufacturing, and home-building products.

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